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EXHIBIT 10.33

NUVASIVE	10065 OLD GROVE ROAD • SAN DIEGO, CA 92131
Creative Spine Technology	858.271.7070 toll free: 800.455.1476 fax: 858.271.7101
Alexis V. Lukianov President and Chief Executive Officer	January 20, 2004

Mr. James Skinner
10065 Old Grove Road
San Diego, CA 92131

        Re:    Additional Severance and Retention Benefit

Dear Mr. Skinner:

        The purpose of this letter is to memorialize our understanding regarding the amendment of the terms of your original employment with the NuVasive, Inc. (the "Company"). For purposes of this letter, the terms Involuntary Termination, Corporate Transaction and Service shall have the meaning set forth in the Company's 1998 Stock Option/Stock Issuance Plan (the "Plan").

        1.     Involuntary Termination within 12 Months of Corporate Transaction. Upon your Involuntary Termination within 12 months following a Corporate Transaction (if, and only if, you are still providing Service to the Company or its successor, as applicable, at such time), the Company or its successor, as the case may be, shall pay you a cash payment equal to one hundred percent (100%) of your compensation earned (including any bonus with respect to performance during) the most recently completed calendar year ("Compensation").

        2.     Involuntary Termination beyond 12 Months of Corporate Transaction. Upon your Involuntary Termination beginning 12 months following a Corporate Transaction (if, and only if, you are still providing Service to the Company or its successor, as applicable, at such time), the Company or its successor, as the case may be, shall pay you a cash payment equal to seventy-five percent (75%) of your Compensation.

        3.     Severance. In the event of your Involuntarily Termination prior to a Corporate Transaction, in lieu of any other cash obligation, the Company shall pay you a cash payment equal to seventy-five percent (75%) of your Compensation upon your execution of a release of all claims against the Company.

        4.     Nonsolicitation. You agree that while providing Service to the Company and for one (1) year following the date upon which you cease to provide Service to the Company, you will not, either directly or through others solicit or attempt to solicit, or hire or attempt to hire, any person (including any entity) who is an employee, consultant or independent contractor of the Company to terminate his, her or its relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

        For purposes of clarification, your employment with the Company will remain on an "at will" basis, meaning that (except for the obligations contemplated by this letter or under the Plan) either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. These terms are in lieu of and replace the current terms of any existing severance obligations. The severance obligations set forth herein constitute the entirety of any severance obligation owed to you by the Company. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by an officer of the Company authorized by the Company's Board of Directors and you.

        This letter agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

Very truly yours,
NUVASIVE, INC.
By:	/s/ Alexis Lukianov Alexis Lukianov, President and CEO

AS ACCEPTED AND AGREED:

/s/ James Skinner James Skinner

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  EXHIBIT 10.33